                                                                   Exhibit No.12



PaineWebber Incorporated
1285 Avenue of the Americas
New York, NY  10019
212-713-2000



                                                                     PaineWebber



February 22, 1985



PaineWebber Olympus Fund, Inc.
1285 Avenue of the Americas
New York, New York  10019



Gentlemen:

Please be advised that PaineWebber Incorporated herewith tenders $100,000 to purchase shares of PaineWebber Olympus Fund, Inc. ("Fund") valued at $100,000 minimum initial capital required by the Investment Company Act of 1940. We intend to purchase the shares as an investment and have no present intention of redeeming or selling such shares.

Very truly yours,

/s/ Anne F. Riney
-------------------------
Anne F. Riney
Vice President - Finance